                                                  DRAFT - Microsoft Confidential

Portions of this Exhibit marked with an * have been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment

                              MICROSOFT CORPORATION
                             MANUFACTURING AGREEMENT




         THIS MICROSOFT CORPORATION MANUFACTURING AGREEMENT (the "Agreement") is made and entered into as of January 1, 1998 (the "Effective Date"), by and between Microsoft Corporation ("Microsoft"), a Washington, U.S.A. corporation, and StarTek Inc., a Colorado corporation ("StarTek"). The parties acknowledge that StarTek Pacific, a wholly owned subsidiary of StarTek, will perform the manufacturing services under this Agreement.


                                    RECITALS

         WHEREAS, Microsoft and StarTek intend to create a formal relationship by which StarTek shall provide certain manufacturing services with respect to orders for Microsoft software products.

         WHEREAS, the parties intend in this Agreement to set forth specific terms and conditions governing the performance of certain manufacturing services by StarTek for Microsoft; and

         NOW, THEREFORE, in consideration of the covenants and conditions set forth below, the adequacy of which is agreed to and hereby acknowledged, the parties agree as follows:


                                    AGREEMENT

1.    DEFINITIONS.

THE FOLLOWING TERMS, WHENEVER INITIALLY CAPITALIZED, SHALL HAVE THE FOLLOWING MEANINGS FOR THE PURPOSES OF THIS AGREEMENT:

         (a) "BOM" shall mean the bill of materials document provided by Microsoft to StarTek, which bill of materials identifies all components comprising a given Product or Product Component. BOMs may be modified in writing prospectively from time to time by Microsoft at its sole discretion.

         (b) "CUSTOMERS" shall mean customers designated by Microsoft, including Microsoft internal customers and distribution vendors, to whom Microsoft authorizes StarTek to deliver Product pursuant to the terms and conditions of this Agreement and the Statement of Work.

         (c) "DELIVERABLES" shall mean and include all code material, source material, software masters or replicative material or other such documented material, of any kind or description and in any form including compact disk, other disks or diskettes, tape, text or any electronic or other medium supplied by Microsoft or at its direction. It does not include such materials if held under an independent contractual relationship with an OEM (original equipment manufacturer) which contract contains the requisite license. Nor does it include Products acquired for office purposes and used by StarTek in its offices.

         (d) "FACILITY" shall mean the manufacturing facility operated, owned, subcontracted or leased by StarTek, at * .

         (e) "FINISHED PRODUCT UNIT" shall mean fully packaged Microsoft Product, which includes all requisite Product Components and Microsoft software, ready for delivery to a Customer.

         (f) "INSOLVENT" shall mean a financial condition such as to make the sum of a party's debts greater than all of the party's assets, at fair valuation; or, when a party has incurred debts beyond that party's ability to pay


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                                                  DRAFT - Microsoft Confidential


such debts as they mature; or, when a party is engaged in a business or transaction for which the party has unreasonably small capital.

         (g) "INTELLECTUAL PROPERTY" shall mean any and all trademarks, copyrights, patents and other proprietary rights comprising or encompassing a given Product.

         (h) "INVENTORY" includes Finished Product Units, work in process, Product Components or raw materials pertaining to the Products that contain Microsoft software, trademarks, copyrighted material, logos or other proprietary materials.

         (i) "MANUFACTURE" OR "MANUFACTURING" shall mean the manufacture and supply of Product Components and assembly of Products as described in the Statement of Work.

         (j) "PRODUCTS LIST" shall mean a list provided to StarTek by Microsoft from time to time that will list the Products to be manufactured by StarTek pursuant to the terms of this Agreement.

         (k) "PRODUCT(S)" shall mean the copyrighted and/or patented Microsoft software products, including Product Components, Microsoft software, and any associated documentation, packaging and other written materials, including, where applicable, the specified user documentation, which Microsoft may request StarTek to Manufacture pursuant to this Agreement, by the issuance of a purchase order .

         (l) "PRODUCT COMPONENTS" shall mean each individual component listed on a BOM as comprising a Product, such as, for example, disks, polyvinyl disk baggies, documentation, boxes, retail package shrink wrap, or retail *.

         (m) "STATEMENT OF WORK" shall mean the attached Exhibit A, including any modifications made thereto pursuant to Section 14(b).

         (n) "TERRITORY" shall mean *.

         (o) "UNACCOUNTED PRODUCTS" shall have the meaning as set forth in
Section 9(e).

2.       MANUFACTURING AND SERVICES.

         (a) GENERAL. StarTek hereby agrees to Manufacture Products on the Products List at the Facility pursuant to the terms and conditions set forth in this Agreement, including without limitation, the Statement of Work. StarTek shall not conduct Manufacturing at or from any location other than the Facility without Microsoft's prior written approval. In the event of any conflict between the terms contained in this Agreement and terms contained in the Statement of Work, the terms contained in this Agreement shall control.

         (b) OTHER MANUFACTURING/SERVICES. In addition to Manufacturing services, the parties may identify other manufacturing and/or services to be provided under this Agreement through an addendum signed by the parties hereto.

         (c) INVENTORY. All of the Inventory shall at all times be held exclusively for assembly and delivery to Customers within the Territory as authorized by Microsoft (or as otherwise authorized by Microsoft in writing) and for no other purpose, use or disposition, except as may be directed in writing by Microsoft. StarTek shall at all times cause the Inventory to be free and clear of any and all liens, encumbrances and other claims of its creditors. StarTek grants Microsoft the option, assignable to any affiliated corporation, to acquire by purchase all of the Inventory (less Finished Product Units which have already been purchased by Microsoft) upon * notice, and payment as would apply for unused Inventory in the case of termination as stated in Section 10, at the price set forth at in Exhibit B. At any time, upon Microsoft's request, StarTek shall take all necessary steps and shall execute such documents as may be necessary or advisable under the local law where the Inventory is located, in order to effect the sale of such Inventory to Microsoft and to document Microsoft's title to Inventory owned by Microsoft. Use of Intellectual Property in any manner by StarTek after expiration or termination of this Agreement for any reason,



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                                                  DRAFT - Microsoft Confidential



whether or not incorporated in Inventory, shall be deemed to be in violation of Microsoft's Intellectual Property rights and shall entitle Microsoft to have all remedies provided by law or equity (including injunctive relief); provided, however, (i) this does not preclude StarTek from continuing to use in its offices Microsoft Products legally acquired for that purpose; and (ii) it does not preclude StarTek's performance of independent contractual relationships with Microsoft or an OEM (original equipment manufacturer) or other party, which contract contains the requisite Microsoft product replication license.

         (d) AGREEMENT NOT TO SELL. StarTek acknowledges that, under the terms of this Agreement, that both during and after the term of this Agreement it has no rights within the licenses pertaining to software or other Microsoft proprietary materials or Products which would allow StarTek to be a seller or distributor of any Products. Whenever requested by Microsoft and from time to time, it will sign separate mutually acceptable agreements to this effect.

         (e) SAFE STORAGE AND *. StarTek agrees not to store any other goods near or in such relation to the Products or Product Components as to cause injury to those Products or Product Components through contamination by strong odors, leakage, or otherwise. *

         (f) NON-EXCLUSIVITY. This Agreement is not an exclusive agreement. At all times Microsoft shall have the right to appoint other third parties to perform Manufacturing and other services for Microsoft or Customers. Provided that StarTek would not be placed in breach of this Agreement, StarTek may contract with and conduct manufacturing services for other software companies.

         (g) FINANCIAL INFORMATION. Within * after StarTek learns that it has become or will become Insolvent, StarTek shall submit financial statements to Microsoft in sufficient detail to allow Microsoft to determine whether StarTek shall be capable of continuing to perform its obligations hereunder. The financial statements shall include, but shall not be limited to, balance sheets and related statements of income and retained earnings and statements of changes in financial condition. To the extent those statements are audited, the audit report of the certified public accountant performing the audit shall also be made available to Microsoft.

         (h) RETURN OF DELIVERABLES. StarTek will have possession of Deliverables and replicable material for certain Products and other property for purposes of the replication to be done under this Agreement. Upon termination of this Agreement and at any early time whenever requested by Microsoft to do so, StarTek shall immediately deliver, at Microsoft's cost, to Microsoft all of such Deliverables (provided that in no event shall such a request by Microsoft for StarTek's return of the Deliverables prejudice StarTek's right to full performance by Microsoft under this Agreement), replicable materials and all and any other Microsoft proprietary materials ever received by it and it shall not retain any copy or original of the same in any way whatsoever.

         (i) QUALITY REQUIREMENTS. StarTek shall ensure that in performing its obligations under this Agreement, it shall operate in accordance with the quality guidelines as posted on Microsoft's Website, which can be found at
* (the "Microsoft Website") and as set forth in the Statement of Work.

         (j) PRODUCTION. StarTek covenants and agrees to meet Microsoft's demands for Product related to the Territory, as such demands may be adjusted from time to time. Additional measurement procedures may be implemented as mutually agreed upon by Microsoft and StarTek.

         (k) NON-CONFORMING PRODUCT. StarTek shall promptly replace and deliver, within * from notification, at no charge to Microsoft or its Customers, any non-conforming Product if any delivery of Product, or any portion of it, to any Customer fails to meet the quality standards specified in the Statement of Work. In the event Microsoft determines that a Product recall is necessary due to a breach of StarTek's warranties hereunder, or due to a manufacturing defect, StarTek shall cooperate with Microsoft in all respects to conduct such recall at StarTek's expense; provided that if StarTek has given prior notice of the possible defect and recommended against delivery and the Product is nonetheless delivered at Microsoft's direction, or if the recall is necessary because of a Microsoft error, the recall on account of that defect shall be at Microsoft 's expense, but StarTek shall still cooperate with it, and in such a case, Microsoft shall reimburse StarTek for the costs of Manufacturing the replacement Products.



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                                                  DRAFT - Microsoft Confidential


3.  PRICE AND PAYMENT.

         (a) GENERAL. Microsoft and StarTek agree that StarTek shall be compensated for the Manufacturing services pursuant to the Price and Payment terms and conditions set forth in Exhibit B. Microsoft shall be liable for payment to StarTek for raw materials and Finished Product Units that have been purchased and/or built in support of the *purchase order(s) issued by Microsoft. *. All payments due by Microsoft to StarTek under this Agreement shall be * from Microsoft's receipt of an invoice from StarTek. Any undisputed payment that is overdue for more than *, shall thereafter bear interest at an annual rate of
* per anum (or such lower rate as may then be the highest rate legally available).

         (b) QUANTITY. The quantity of Product to be used in calculating Microsoft's obligation to pay StarTek with regard to any particular purchase order shall be the lesser of (1) the number of Finished Product Units delivered to a Customer in response to such purchase order, or (2) the quantity indicated on the original purchase order.

         (c)      *

         (d) TAXES. In the event income taxes are required to be withheld by Microsoft on payments to StarTek required hereunder, Microsoft agrees to provide StarTek with reasonable notice in advance of the first such withholding, and Microsoft may deduct such income taxes from the amounts owed and timely pay such taxes, when required, to the appropriate taxing authority. Microsoft shall in turn promptly secure and deliver to StarTek an official receipt for any income taxes withheld. Microsoft agrees to pay all applicable goods and services or other applicable consumption taxes (other than income taxes) levied on it by a duly constituted and authorized taxing authority on the Manufacturing services. To the extent required by any such taxing authority, StarTek may collect such taxes, if any, from Microsoft, and, in such case, shall remit to Microsoft official tax receipts indicating that such taxes have been collected by StarTek and remitted to the appropriate tax authorities, to the extent such receipts are available, and StarTek shall show such taxes as separate line items on invoices to Microsoft. StarTek agrees to take such steps as are reasonably requested by Microsoft to minimize such taxes in accordance with all relevant laws and to cooperate with and assist Microsoft, in challenging the validity of any taxes applicable to the Manufacturing services and collected from Microsoft by StarTek or otherwise paid by Microsoft. Except as required by law or where expressly agreed to, in writing, by Microsoft pursuant to Exhibit B, Microsoft shall not pay any taxes other than those described above, including, without limitation
(1) taxes on or with respect to or measured by any net or gross income or receipts of StarTek, (2) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (3) any taxes imposed or assessed for work performed without the written authorization by Microsoft after the date upon which this Agreement is terminated, (4) taxes based upon or imposed with reference to StarTek's real and personal property ownership, (5) taxes incurred by StarTek on all goods and services purchased from other related or unrelated parties, and/or (6) any taxes similar to or in the nature of those taxes described in (1), (2), (3), (4) or (5) above. StarTek agrees to make available to Microsoft any and all records necessary to comply with any and all tax obligations as provided herein, including but not limited to reports necessary for goods and services tax compliance and audit purposes. The contents and form of such reports shall be mutually agreed to between the parties.

         (e) CURRENCY FOR INVOICING AND PAYMENT. StarTek shall invoice Microsoft for the Prices in United States Dollars. All payments made by Microsoft to StarTek for Products delivered hereunder shall be in United States Dollars. In computing the monthly payment due for Manufacturing services and in rendering invoices, StarTek shall make automatic regular adjustments from the * in accordance with the process outlined in the Statement of Work.

4.       LICENSE GRANT.

         (a) GENERAL. In order to allow StarTek to perform its Manufacturing as required hereunder during the term of this Agreement, Microsoft grants StarTek a non-exclusive, non-transferable, personal, limited license right to the Intellectual Property for each Product:

             (1) to procure, reproduce and/or Manufacture the Product Components based upon the applicable BOM(s) and purchase orders delivered by Microsoft pursuant to the Statement of Work;



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                                                  DRAFT - Microsoft Confidential



             (2) to assemble the Product Components into Finished Product Unit(s) in accordance with the written instructions and BOM(s) delivered by Microsoft, including the right to reproduce and manufacture any Microsoft software and documentation specified in the BOM(s) as necessary to build the Finished Product Unit(s); and

             (3) to deliver the Finished Product Unit(s) to Customers in accordance with the Statement of Work.

         (b) LICENSE RESTRICTIONS. StarTek shall not (i) in any way modify any Products or Intellectual Property without obtaining, in advance, the express written permission of Microsoft; (ii) reproduce, manufacture, or distribute any Product or Intellectual Property except pursuant to the terms of this Agreement or pursuant to a separate legal contractual arrangement, which contains a valid Microsoft license or authorization to do same; or (iii) reverse engineer, decompile, or disassemble any Products or Intellectual Property. Notwithstanding the foregoing, StarTek may physically disassemble those Product Components that do not consist of software or hardware solely for the purpose improving Product assembly and/or quality. No other product or informational piece, including without limitation flyers, literature, documentation and advertising, may be bundled with any Products without the prior written consent of Microsoft. All rights not expressly granted herein, without limitation, are reserved by, and shall exclusively inure to the benefit of, Microsoft.

5.       SUBCONTRACTING.

         (a) TO THIRD PARTIES. StarTek shall not subcontract any of its rights or obligations under this Agreement, with respect to Manufacturing, except as follows:

                 (1) Prior to any subcontractor performing any such services for StarTek under this Agreement, StarTek and its subcontractor shall enter into a written agreement ("Subcontractor Agreement") that expressly provides that Microsoft is a third party beneficiary of the Subcontractor Agreement with rights to enforce such agreement should StarTek fail to timely do so; that Microsoft, at its sole discretion, reserves the right to evaluate the Subcontractor, either in person or in written form; and further that requires Subcontractor to:

                     (A) comply with the applicable obligations identical to those imposed on StarTek under Sections 2, 4(b), 6(a), 7(a)(1), 8, 9, 10(c), 11, 12, 15(k), 15(l) and Exhibit A of this Agreement, and

                     (B) halt reproduction of Product(s) as required under this Agreement or upon notice from StarTek or Microsoft of the termination or expiration of this Agreement, and

                     (C) pay Microsoft's attorneys' fees if Microsoft employs attorneys to enforce any rights arising out of the Subcontractor Agreement; and

                 (2) StarTek guarantees its subcontractor's fulfillment of the applicable obligations imposed on StarTek by this Agreement; and

                 (3) StarTek shall indemnify, defend and hold Microsoft harmless for all damages and/or costs of any kind, including without limitation, those incurred by Microsoft and caused by a breach of the Subcontractor Agreement by a subcontractor and/or subcontractor's failure to fulfill of the applicable obligations imposed on StarTek by this Agreement, including, but not limited to, StarTek's payment of any monetary judgments awarded to Microsoft by a court of competent jurisdiction and any costs and fees relating thereto, not paid by subcontractor, resulting from subcontractor's unauthorized replication and/or distribution of Product(s) in accordance with the Subcontractor Agreement; and

                 (4) Upon execution of this Agreement and thereafter prior to a subcontractor performing any services under this Agreement, StarTek shall provide Microsoft with a written certification, signed by a StarTek officer, representing and warranting that StarTek is in compliance with the provisions of
Section 5 of this Agreement; and





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                                                  DRAFT - Microsoft Confidential



                 (5) Microsoft, in its reasonable discretion, will provide an approved * supplier list as seen in Exhibit E which may be updated by Microsoft from time to time. If a supplier used by StarTek as a subcontractor is removed from such list by Microsoft, Microsoft acknowledges that StarTek may not be able to immediately discontinue use of subcontractor. In such case, subject to other rights and obligations of enforcement as set forth in the Agreement, Microsoft and StarTek will mutually agree to a transition plan.

Microsoft will not execute a separate agreement with any of StarTek's subcontractors, unless StarTek is in breach of this agreement.

         (b) RIGHTS PASS THROUGH. It is the intention of this section that StarTek be able to subcontract in *, provided StarTek fully maintains quality standards and protects Microsoft's property rights in Microsoft's Intellectual Property and Deliverables such that, in addition to Microsoft's recourse to StarTek under this Agreement, Microsoft shall also have rights enforceable directly against the subcontractor. The responsibility and liability of StarTek under this Agreement is not diminished on account of any subcontract and StarTek shall be fully responsible for the subcontractor's performance and work.

         (c) EXPORT RESTRICTIONS. StarTek hereby agrees that in subcontracting portions of the Manufacturing to third parties pursuant to Section 5(a) or (b) above, StarTek shall not, directly or indirectly, export or transmit (i) any Product Component, Product and/or technical data or (ii) any Product (or any part thereof), process, or service that is the direct product of a Product, to
(a) any countries that are subject to U.S. export restrictions (including as of the Effective Date, but not limited to, Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria); (b) any end-user whom StarTek knows or has reason to know will utilize such Product Component, Product and/or technical data in the design, development or production of nuclear, chemical or biological weapons; or (c) any other country to which such export or transmission is restricted by the export control laws and regulations of the United States, and any amendments thereof, without prior written consent, if required, of the Bureau of Export Administration of the U.S. Department of Commerce, or such other governmental entity as may have jurisdiction over such export or transactions, unless Microsoft specifically directs StarTek in writing to do so.

         (d) INDEMNIFICATION. If StarTek delivers Product(s) to a Customer specified by Microsoft or at Microsoft's direction, Microsoft agrees to indemnify StarTek for any consequent indirect violation of the export restrictions described in subsection 5(c) above.

         (e) ENFORCEMENT. StarTek agrees that it will diligently and timely enforce all rights against or obligations of any subcontractor(s) in order to enforce compliance with the applicable terms of this Agreement and/or to otherwise cure a subcontractor breach.

6.       REPRESENTATIONS & WARRANTIES.

         (a) BY STARTEK. StarTek represents and warrants to Microsoft as follows:

                  (1) StarTek has full right and power to enter into and perform according to the terms of this Agreement and doing so does not violate any agreement between it and any third party;

                  (2) the Manufacturing, including any portion done by any subcontractor as contemplated in Section 5, will strictly comply with all applicable laws, as well as the terms and conditions of this Agreement, including without limitation the Statement of Work;

                  (3) the Products (including the raw materials, reproduction quality, Product Components and Finished Product Unit quality) will satisfy the quality workmanship standards and service levels set forth in the Microsoft Website (*) and Statement of Work and StarTek shall further protect Microsoft's property rights in Microsoft's Intellectual Property and Deliverables from unauthorized use within the scope of this Agreement;

                  (4) StarTek shall at all times comply with its commitments and obligations as stated in this Agreement;



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                                                  DRAFT - Microsoft Confidential



                  (5) StarTek's performance of Manufacturing, pursuant to the rights granted under this Agreement, does not infringe any third party's patent, copyright, trade secret and/or any other intellectual property right with respect to StarTek's replication, assembly, and/or distribution processes;

                  (6) StarTek will, at all times relevant to this Agreement, keep any and all license agreement with third parties relevant to Manufacturing the Products in force and in good standing; and

                  (7) StarTek shall promptly replace, at no charge to Microsoft or the Customers, any non-conforming Products, and all transportation, customs, and/or taxes relating thereto, if any delivery of Products to Microsoft or Customers, or any portion of it, breaches the warranties of Section 6(a). In the event Microsoft determines that a Product recall is necessary, StarTek shall cooperate with Microsoft in all respects to conduct such recall at StarTek's expense, provided that if the recall is necessary because of a Microsoft error, the recall on the account of that defect shall be at Microsoft's expense, but StarTek shall still cooperate with it, and in such a case, Microsoft shall reimburse StarTek for the costs of producing and distributing the replacement Products.

                  (8) All equipment, products, systems and processes utilized by StarTek in providing the Manufacturing services including without limitation all hardware, software and networks will be fully and effectively "Year 2000 Compliant."

                  (9) YEAR 2000 COMPLIANCE.

                      (A) In this Section 6(a)(9), the expression "Year 2000 Compliant" (and like expressions) shall mean that no operational, financial, data transmission, communication or process is affected or interrupted by dates prior to, during or after the Year 2000, and in particular, but without prejudice to the generality of the foregoing that: *

                               (i)      *

                               (ii)     *

                      (B) *

                      (C) *

                      (D) *

                      (E) In this Section 6(a)(9), time shall be of the essence.

         (b) BY MICROSOFT. Microsoft hereby represents and warrants to StarTek as follows:

             (1) Microsoft has the full and exclusive right and power to enter into and perform according to the terms of this Agreement;

             (2) Microsoft has and will have, at all relevant times, sufficient rights in the Products to grant StarTek the rights granted in this Agreement;

             (3) that at all times relevant to this Agreement, Microsoft will keep any and all license agreements with third parties relevant to the reproduction and manufacture of the Products in force and in good standing; and

             (4) that any and all software and Intellectual Property provided by Microsoft to StarTek for incorporation into the Products will be exportable into the countries where Microsoft requests it be delivered.

         (c) DISCLAIMER OF WARRANTY. THE WARRANTIES SET FORTH IN SECTIONS 6(a) AND 6(b) ABOVE ARE THE ONLY WARRANTIES MADE BY THE PARTIES AND ARE IN LIEU OF ALL OTHER



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                                                  DRAFT - Microsoft Confidential



WARRANTIES, EXPRESS OR IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS.

7.       INDEMNIFICATION.

         (a)      INDEMNITY.

                  (1) BY STARTEK. StarTek agrees to hold harmless and indemnify Microsoft, its subsidiaries and affiliates, and their respective directors, officers, and employees, from and against any and all claims, suits, actions, proceedings, or liabilities of any kind, including reasonable attorneys fees and expenses associated therewith or with successfully establishing the right to indemnification hereunder, which arises out of or is connected with this Agreement, except to the comparative extent such claims, suits, actions, proceedings or liabilities result from the fault, negligence, or willful acts of Microsoft. StarTek shall further hold harmless and indemnify Microsoft from and against any and all claims, suits, actions, proceedings, or liabilities of any kind, including reasonable attorneys fees and expenses incurred in connection therewith or with successfully establishing the right to indemnification hereunder, which arise out of the breach or default by StarTek in the performance of any obligation to be fulfilled by StarTek under this Agreement.

                  (2) BY MICROSOFT. Microsoft agrees to hold harmless and indemnify StarTek, its subsidiaries and affiliates, and their respective directors, officers, and employees, from and against any and all claims, suits, actions, proceedings, or liabilities of any kind, including reasonable attorneys fees and expenses associated therewith or with successfully establishing the right to indemnification hereunder, which arises out of or is connected with any claim that, if true, would constitute a breach of Microsoft's representations and warranties set forth in Section 6(b) above.

         (b) SURVIVAL. StarTek and Microsoft agree that the indemnities set forth in this Section 7 shall survive and shall be enforceable beyond the termination or completion of this Agreement.

         (c) LIMITATION ON LIABILITY. STARTEK'S TOTAL LIABILITY AS TO MATTERS ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE GREATER OF * OR THE TOTAL AMOUNTS PAID UNDER SECTION 3 OF THIS AGREEMENT, WITH THE EXCEPTION THAT STARTEK'S LIABILITY SHALL BE UNLIMITED AS TO: (i) ANY INDEMNIFICATION OBLIGATION FOR PERSONAL INJURY, DEATH OR PROPERTY DAMAGE TO THE EXTENT SUCH CLAIM IS BASED UPON STRICT LIABILITY, NEGLIGENCE, GROSS NEGLIGENCE, INTENTIONAL ACT OR OTHER FAULT OF STARTEK OR ITS SUBCONTRACTOR(S); (ii) ANY MATTER ARISING UNDER SECTION 8 OF THIS AGREEMENT; (iii) FOR THE COST OF ANY RECALL INCLUDING THE COST OF PRODUCING REPLACEMENT PRODUCT(S); (iv) ANY FAILURE TO RETURN ANY DELIVERABLES AS IS OTHERWISE PROVIDED FOR IN THIS AGREEMENT; OR (v) ANY COPYRIGHT, PATENT, TRADEMARK OR TRADE SECRET INFRINGEMENT(S) (ALL OF THE FOREGOING BEING COLLECTIVELY REFERRED TO AS THE "STARTEK EXCLUDED MATTERS"). MICROSOFT'S TOTAL LIABILITY AS TO MATTERS ARISING UNDER THIS AGREEMENT SHALL ALSO BE LIMITED TO THE GREATER OF * OR THE TOTAL AMOUNTS PAID UNDER SECTION 3 OF THIS AGREEMENT, EXCEPT FOR ANY MATTERS ARISING UNDER SECTION 8 OF THIS AGREEMENT. EXCEPT WITH REGARD TO STARTEK EXCLUDED MATTERS (WHICH TERM FOR THE PURPOSES OF THIS SENTENCE SHALL NOT INCLUDE ANY LIABILITY AS TO RECALL), NO PARTY HERETO SHALL BE LIABLE TO ANOTHER FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OR RELATED TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE OTHER PROVISIONS OF THIS AGREEMENT RELY UPON THE INCLUSION OF THIS SECTION 7(c).

8.       CONFIDENTIALITY.

         (a) GENERAL. Each party expressly undertakes to retain in confidence the terms of this Agreement and the Agreement itself, along with all information and know-how transmitted to or otherwise received by each party that the disclosing party has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential



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                                                  DRAFT - Microsoft Confidential



(collectively, "Confidential Information"), and will make no use of such Confidential Information except under the terms and during the existence of this Agreement. Notwithstanding the foregoing, any party may disclose the terms of this Agreement to its outside legal and financial advisors with whom such party has a confidential relationship and who are obligated to retain such information in confidence, in the ordinary course of business. In addition, no party shall have an obligation to maintain the confidentiality of information that (i) it received rightfully from an unaffiliated third party prior to its receipt from the disclosing party; (ii) the disclosing party has disclosed to an unaffiliated third party without any obligation to maintain such information in confidence; or (iii) is independently developed by the obligated party. Further, each party may disclose Confidential Information as required by governmental or judicial order, provided such party gives the disclosing party prompt written notice prior to such disclosure, and complies with any protective order (or equivalent) imposed on such disclosure, and provides the disclosing party the option of either seeking a protective order or having its Confidential Information be subject to the same protective orders as may apply to information of the party subject to the governmental or judicial order. No party shall disclose, disseminate or distribute any other party's Confidential Information to any third party without the other's prior written permission. Each party's obligation under this Section 8 shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of the obligated party or five (5) years following termination or expiration of this Agreement. Each party shall take all reasonable steps to ensure that their employees (and in the case of StarTek, also its subcontractors) comply with this
Section 8(a).

         (b) FACILITY TOURS. Microsoft acknowledges that customers and potential customers of StarTek may tour the Facility. Microsoft agrees that any casual viewing during such a tour of Products that Microsoft has already commercially released does not violate Section 8(a) above. *. In the event that Microsoft reasonably believes that additional security measures are necessary, Microsoft will notify StarTek, and the parties will implement additional mutually agreeable security procedures for so long as necessary.

9.       RISK OF LOSS.

         (a) GENERAL. Risk of loss for all Finished Product Units, which are the subject of this Agreement, together with all Product Components (including the associated raw materials), shall remain with StarTek except as otherwise provided in this Section 9. StarTek shall take all reasonable precautions to protect Microsoft property against loss, damage, theft or disappearance while in its care, custody or control.

         (b) TRANSIT RISKS. Risk of loss for Product(s) or Product Components in transit shall remain at all times with StarTek unless and until acceptance of Finished Product Units is made by a Microsoft or Customer directed carrier.

         (c) ON PREMISES RISK. StarTek shall be responsible for all risk of loss or damage to all Microsoft property while located at StarTek's or its subcontractor's facilities. StarTek shall be responsible for the full amount of the loss or damage and shall reimburse Microsoft for such loss or damage. Reimburseable amount for any loss or damage shall be as set forth in Section (d) below.

         (d) REIMBURSABLE AMOUNT. StarTek shall reimburse Microsoft for any loss or damage to Finished Product Units as follows:

             (1) StarTek shall reimburse Microsoft for the * as established by Microsoft for any loss or damage to Finished Product Units, except loss or damage resulting from theft, StarTek's negligence or willful acts, or any Unaccounted Product(s);

             (2) StarTek shall reimburse Microsoft for * as established by Microsoft for any loss to Finished Product Units resulting from theft, the negligence or willful acts of StarTek, or any Unaccounted Product(s).

          (e) UNACCOUNTED PRODUCT(S). StarTek shall be liable for and shall reimburse Microsoft for any Unaccounted Product(s) that is as reported in the * build reports provided to Microsoft, or as determined upon physical inventory/audit conducted pursuant to Section 11 of this Agreement. "Unaccounted Product(s)" shall be defined as the number of *. StarTek shall also be liable for Unaccounted Products of its subcontractor(s).

                                                  DRAFT - Microsoft Confidential


         (f) SALVAGE. At all times, and regardless of whether StarTek or its insurers are required to compensate Microsoft for property losses as provided for in this section, Microsoft shall retain sole rights to salvage for damaged Products. StarTek shall not surrender damaged goods to carriers, insurers, other parties or for destruction or disposal without first obtaining the written consent of Microsoft.

         (g) *

10.      TERM AND TERMINATION.

         (a) DURATION. The term of this Agreement shall commence on the Effective Date and terminate on June 30, 2001 (the "Term").

         (b) EARLY TERMINATION AND DEFAULT. Microsoft may terminate this Agreement immediately upon notice if StarTek: (i) fails to strictly comply with Section(s) 4 or 8 of this Agreement, (ii) makes or attempts to make an assignment in violation of Section 15(a) of this Agreement, or (iii) experiences an Insolvency Event of Default, as defined below. In addition to the foregoing, Microsoft or StarTek may terminate this Agreement without cause with * notice in writing. The rights and remedies provided herein to the parties shall not be exclusive and are in addition to any other rights and remedies provided by law. In the event a non-defaulting party in its discretion elects not to terminate this Agreement, such election shall not be a waiver of any claims of that party for a default(s). Further, the non-defaulting party may elect to leave this Agreement in full force and effect and to institute legal action against the defaulting party for specific performance and/or damages suffered by such party as a result of the default(s). For purposes of this Agreement, an "Insolvency Event of Default" shall be deemed to have occurred in the event the applicable party fails to formally dismiss the Insolvency Event of Default within * after commencement of any of the following proceedings: (x) any party admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (y) any affirmative act of insolvency by any party or the filing by or against any party of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or (z) the subjection of a material part of any party's property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency.

Notwithstanding the foregoing, Microsoft may, at its sole discretion, immediately terminate this Agreement if, due to StarTek's lack of diligence, StarTek engages in or permits its subcontractor(s) to engage in the unauthorized replication and/or distribution of Product(s). StarTek will diligently attempt to prevent any unauthorized replication and/or distribution of Product(s) by StarTek employees or any subcontractor and will cooperate fully with Microsoft to that end. Microsoft may, at its sole discretion, immediately terminate StarTek's right to subcontract the replication and/or assembly of Product(s), in accordance with Section 5 of this Agreement, if Microsoft determines that StarTek's subcontractor is or has been involved in the unauthorized replication and/or distribution of Product(s) or any third party products.

         (c) OBLIGATIONS UPON TERMINATION/EXPIRATION OF THIS AGREEMENT. Within *, or earlier as noted, after termination or expiration of this Agreement, StarTek shall do all of the following:

             (1) deliver to Microsoft any Finished Product Units built against a Microsoft purchase order, but not yet delivered, at the Prices set forth in Exhibit B. StarTek shall destroy all other Finished Product Units and shall, upon request of Microsoft, issue a letter certifying that such destruction has taken place.

             (2) StarTek shall, at Microsoft's election, either deliver to Microsoft or destroy any other unused Inventory (excluding Finished Product Units), as designated by Microsoft. Microsoft's payment obligation for such unused Inventory shall be in accordance with Exhibit B.

             (3) Subject to payment as set forth in Exhibit B, StarTek shall, at Microsoft's request, provide Microsoft the opportunity to purchase any other Product Components owned by StarTek (excluding unused Inventory).

                                                  DRAFT - Microsoft Confidential



                  (4) StarTek immediately shall deliver to Microsoft any Microsoft Deliverables and any Confidential Information not covered by the foregoing. StarTek shall not retain any copy or original of any Microsoft Deliverable or Confidential Information in any way or form whatsoever.

StarTek shall work with Microsoft to terminate the Manufacturing in an orderly manner in the event of the termination of this Agreement. Use of Intellectual Property in any manner by StarTek after expiration or termination of this Agreement for any reason, whether or not incorporated in Inventory, shall be deemed to be in violation of Microsoft's Intellectual Property rights and shall entitle Microsoft to have all remedies provided by law or equity (including injunctive relief); provided, however, this does not preclude StarTek from continuing to use Products properly acquired outside of this Agreement in accordance with the applicable license.

         (d) EFFECT OF DEFAULT. If there is a Default, the parties shall have all rights and remedies provided in this Agreement or otherwise available under law as limited by this Agreement.

         (e) SURVIVAL. Sections 2(d), 6, 7, 8, 10 and 11 shall survive termination or expiration of this Agreement.

11.      RECORD KEEPING AND AUDIT REQUIREMENTS.

         (a) RECORD KEEPING REQUIREMENTS. During the term of this Agreement, StarTek agrees to keep all usual and proper production and delivery records and books of account and all usual and proper entries relating to StarTek's (and any subcontractor's) performance of this Agreement for a minimum period of * from the date they are created. Such records, books of account, and entries shall be kept in accordance with generally accepted accounting principles.

         (b) DOCUMENTATION. During the term of this Agreement, StarTek agrees to provide Microsoft with any and all information, as mutually agreed upon between the parties, that Microsoft determines necessary for tax compliance and statutory reporting purposes. The information required will include, but may not be limited to, the data shown on Exhibit D. Unless Microsoft indicates otherwise, StarTek shall provide such information in an electronic format, at an agreed upon quarterly deadline. Microsoft shall specify the data requirements and make every reasonable effort to assist StarTek in designing the report format. All information should be based on the Microsoft fiscal year-to-date basis (beginning on July 1). Such report shall also cover StarTek's subcontractor(s). Microsoft reserves the right to modify the form of such reports by providing StarTek with written notice of any such modifications.

         (c) AUDIT. Notwithstanding the foregoing provisions, upon * written notice if Microsoft reasonably believes a breach is occurring under this Agreement (with such notice specifying the alleged breach) and otherwise upon reasonable notice as agreed upon between the parties (but in no event shall such reasonable notice exceed * and StarTek shall not unreasonably delay or withhold its agreement), Microsoft may cause an audit to be made of StarTek's (and any applicable subcontractor's) books and records, and/or an inspection of replication, assembly, and distribution locations, including the Facility, in order to verify StarTek's compliance with the terms of this Agreement and to verify financial reports issued by StarTek. This right of audit extends beyond the termination of this Agreement for a period *. Any such audit shall be made by an independent certified public accountant selected by Microsoft (other than on a contingent fee basis) and/or a Microsoft internal audit team. Any audit and/or inspection shall be conducted during regular business hours at StarTek's (or any applicable subcontractor's) offices. StarTek agrees to provide Microsoft's designated audit or inspection team access to relevant StarTek records and all replication and/or assembly locations. Any such audit shall be paid for by Microsoft unless material discrepancies are disclosed. *. If material discrepancies are disclosed, StarTek agrees to pay Microsoft for the costs associated with the audit. No unauthorized duplication or replication of Product will be permitted. StarTek shall be liable for any Unaccounted Product discrepancies in an amount equal to *. "Unaccounted Product(s)" shall be defined as the number of Finished Product(s) Units that the audit and/or inspection determines have been replicated and assembled by StarTek and/or one of StarTek's subcontractors, but (i) have not been properly delivered in accordance with the terms of this Agreement, (ii) are not in StarTek's inventory, and/or (iii) have not been properly destroyed. StarTek shall also be liable for Unaccounted Products of its subcontractor(s). StarTek's obligation to pay Microsoft for Unaccounted Product(s) shall not be Microsoft's

                                                  DRAFT - Microsoft Confidential



exclusive remedy and is in addition to any other rights and remedies Microsoft may have as provided by law or this Agreement.

         (d) FACILITY INSPECTIONS. Microsoft may cause an inspection to be made, with at least * prior notice, of the Facility to verify that StarTek and/'or any subcontractor is providing Manufacturing in compliance with the terms of this Agreement. Any inspection conducted pursuant to this Section 10(d) shall be conducted during regular business hours at the Facility. StarTek agrees to provide Microsoft's designated inspection team access to relevant records and the Facility. StarTek may designate a representative to accompany the inspector or inspectors, and it may reasonably restrict access from specific areas containing confidential information of StarTek or its other customers. If material discrepancies from the provisions of this Agreement are disclosed, StarTek agrees to implement agreed-upon corrective action. Nothing herein shall preclude Microsoft from exercising any other rights or remedies it has under law or other provisions of this Agreement.

         (e) CONFIDENTIALITY. Notwithstanding the foregoing, StarTek may edit its books and records to protect confidential information of StarTek that is unrelated to the subject of a Microsoft record review, or to protect confidential information of StarTek's customers.

         (f) PROFIT & LOSS STATEMENTS. StarTek agrees to provide Microsoft with
* (as determined by Microsoft) profit and loss statements and other financial statements for a particular Facility at Microsoft's request, in each instance within * after such request. .

         Without any limitations and on as many occasions as Microsoft chooses to do so, StarTek shall permit the audit by Microsoft or its designated agents or accountants, of all of the records in support of the * financial reports given or required to be given during the term of this Agreement subject to subsection (e) above. This right of audit extends beyond the termination of this Agreement for a period of *.

12.      EXPORT RESTRICTIONS.

         StarTek shall not, directly or indirectly, export or transmit (i) any Product Component, Product and/or technical data or (ii) any Product (or any part thereof), process, or service that is the direct product of a Product, to
(a) any countries that are subject to U.S. export restrictions (including, but not limited to, Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria); (b) any End-User whom StarTek knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or
(c) any other country to which such export of transmission is restricted by the export control laws and regulations of the United States, and any amendments thereof, without prior written consent, if required, of the Bureau of Export Administration of the U.S. Department of Commerce, or such other governmental entity as may have jurisdiction over such export or transactions, unless Microsoft specifically directs StarTek in writing to do so.

StarTek shall indemnify, defend and hold Microsoft harmless from any Claims arising from or related to any failure by StarTek to comply with this Section
12. In addition, if StarTek delivers Product(s) to a Customer specified by Microsoft or at Microsoft's direction, Microsoft agrees to indemnify StarTek for any consequent indirect violation of the export restrictions described in subsection 12 above.

13.      NOTICES AND PRINCIPAL CONTACTS.

         All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are sent by air express courier, charges prepaid; and addressed as follows:

                                                  DRAFT - Microsoft Confidential



      STARTEK:             StarTek Inc.
                           Attn: Mike Morgan
                           237 22nd St.
      Telephone:           Greeley, CO 80631
      Fax:                 970-346-5303
                           970-353-7652


      With a copy to:      StarTek General Counsel




      Telephone:
      Fax:

      MICROSOFT:           Microsoft Corporation
                           One Microsoft Way
                           Redmond, WA  98052-6399
                           Attn:  Eastern SILO Senior * Manager

      Telephone:           (425) 882-8080
      Fax:                 (425) 936-7329



      With a copy to:      Law & Corporate Affairs
                           Microsoft Corporation
                           One Microsoft Way
                           Redmond, WA  98052-6399

      Telephone:           (425) 882-8080
      Fax:                 (425) 936-7329


or such other person or address as each party, respectively, so designates by written notice to the other parties.

14.      ENTIRE AGREEMENT AND MODIFICATIONS.

         (a) ENTIRE AGREEMENT. This Agreement, including all exhibits hereto, constitutes the entire agreement between StarTek and Microsoft with regard to the subject matter hereof and merge all prior and contemporaneous communications. The Statement of Work, as may be modified pursuant to Section 14(b) below, is a part of this Agreement for all purposes.

         (b) STATEMENT OF WORK. The Statement of Work may be modified as follows: each modification must be approved by Microsoft and StarTek, and such approval must be documented with a confirming e-mail or other written communication between authorized representatives of the two parties. In addition, if Microsoft deems it necessary and appropriate, it shall prepare on a
* basis an updated version of the Statement of Work incorporating all modifications made since the prior update and clearly setting forth the "Date of Revision" on the front page. Microsoft shall circulate each such update to StarTek. The most current revised version of the Statement of Work that has been circulated in this manner to the parties, together with subsequent modifications documented pursuant to this Section 15(b) shall constitute the Statement of Work for the purposes of this Agreement. StarTek shall maintain and make available to Microsoft upon request copies of all of its documentation regarding modifications to the Statement of Work. For purposes of this Agreement, references to Statement of Work includes any agreed modification even if prior to the quarterly incorporation of such changes.

                                                  DRAFT - Microsoft Confidential



         (c) AMENDMENT. This Agreement may be amended only in writing signed by authorized representatives of both parties. Notwithstanding the foregoing, Microsoft reserves the right to change, by * prior notice to StarTek, any policies of Microsoft.

         (d) OTHER. Except as provided in this Section 14, the provisions of this Agreement may be modified only by written instrument signed by duly authorized representatives of Microsoft and StarTek.

15.      GENERAL.

         (a) PROHIBITION AGAINST ASSIGNMENT. Except as expressly provided in this Section 15(a), no party may assign its rights or obligations under this Agreement (by actual assignment or by operation of law, including without limitation through a merger, consolidation, exchange of shares, or sale or other disposition of assets, including disposition on dissolution), without the prior written consent of the other party, which consent shall not be unreasonably withheld. Microsoft may, however, assign this Agreement to a Microsoft subsidiary without the consent of StarTek. Notwithstanding the foregoing, this is a contract for personal services and Microsoft relies upon the qualifications, reputation and expertise of StarTek to perform all obligations hereunder. In particular, Microsoft relies upon StarTek's history of performance over more than * of operation,

         (b) CONTROLLING LAW. This Agreement shall be construed and controlled by the laws of the State of Washington, and StarTek consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington. Process may be served on any party in the manner set forth in Section 13 for the delivery of notices or by such other method as is authorized by Washington law or court rule.

         (c) NO PARTNERSHIP/JOINT VENTURE/AGENCY/FRANCHISE. This Agreement shall not be construed as creating a partnership, joint venture, employer-employee or agency relationship or as granting a franchise.

         (d) SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

         (e) ATTORNEYS' FEES. If any party employs attorneys to enforce any rights arising out of or relating to Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

         (f) WAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         (g) SECTION HEADINGS. The Section headings used in this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.

         (h) GOVERNMENTAL APPROVALS. Each party shall, at its own expense, obtain and arrange for the maintenance in full force and effect of any and all governmental approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the performance of all of the terms and conditions of this Agreement.

         (i) FORCE MAJEURE.

             (1) Except as otherwise provided in this Section 15(i), neither party shall be in default by reason of any failure in performance of this Agreement, if such failure arises out of causes beyond the control and without the fault or negligence of the involving party including, but not restricted to, acts of God, acts of the Government, fires, floods, epidemics, quarantine restrictions, strikes, lock-outs, freight embargoes and unusually severe weather. This Section shall also apply to StarTek's contractors where a contractor's failure arises out of the same causes, except insofar as StarTek could have reasonably been expected to obtain contractor supply from alternate sources.

                                                  DRAFT - Microsoft Confidential


             (2) StarTek shall give a written notice to Microsoft within * after StarTek becomes aware of any circumstances or event which may reasonably be anticipated to cause or constitute, or which constitute a force majeure as described in Section 15(i)(1), above. Such notice shall contain a detailed description of the delay and of the affected portion of the Agreement. Within a further * after such notice, StarTek shall deliver a detailed written description of the work-around plan, alternative sources, and any other reasonable means that StarTek shall, at its own cost, use to prevent such further delay.

             (3) If the delivery of any Products shall be delayed by reason of force majeure for more than * beyond when delivery was scheduled, Microsoft may upon written notice to StarTek with respect to the undelivered Products, either terminate any or all this Agreement hereunder. In the event of such termination, the parties shall comply with their obligations as specified in Section 10.

         (J) EXHIBIT(S). The following exhibits, as amended from time to time, are incorporated into this Agreement by this reference ("Exhibit(s)"):

                  EXHIBIT                      DESCRIPTION
                    A                          Statement of Work
                    B                          Price and Payment Terms
                    C                          Insurance
                    D                          Required Tax Information
                    E                          Approved Subcontractor List

All references to the "Agreement" are references to this Agreement and all Exhibits, all as amended from time to time. To the extent that any provision contained in any Exhibit is inconsistent or conflicts with this Agreement exclusive of the Exhibits, the provisions of this Agreement (exclusive of the Exhibits) shall control.

         (k) PRESS RELEASES/PUBLICITY. StarTek shall not issue any new press releases or publicity that may relate or refer to this Agreement. Any press statements shall only be released by joint agreement of the parties, except as legally required by the SEC or NYSE. StarTek shall not use the name "Microsoft" or "Microsoft Corporation" in any advertisements. StarTek may, however, with the prior written consent of Microsoft, use the name "Microsoft Corporation" in brochures, written response to requests for client lists as part of Requests for Proposals, Requests for Information, etc. StarTek may also use the name "Microsoft" or "Microsoft Corporation" in verbal client presentations.

         (l) INSURANCE. Prior to the commencement of the Manufacturing services to be performed hereunder and throughout the entire period of performance by StarTek, StarTek shall procure and maintain the insurance coverage set forth in Exhibit C. Such insurance shall be in a form and with insurers acceptable to Microsoft, and shall comply with the minimum requirements set forth in Exhibit C.

                                                  DRAFT - Microsoft Confidential


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above. All signed copies of this Agreement shall be deemed originals.



   MICROSOFT CORPORATION               STARTEK INC.

/s/ Richard R. Devenuti                /s/ Michael W. Morgan
-----------------------------------    --------------------------------
By                                     By

    Richard R. Devenuti                    Michael W. Morgan
-----------------------------------    --------------------------------
Name (Print)                           Name (Print)

Vice President WW Operations           President/CEO
-----------------------------------    --------------------------------
Title                                  Title

October 12, 1998                       September 29, 1998
-----------------------------------    --------------------------------
Date                                   Date

                                                  DRAFT - Microsoft Confidential





State of Washington        )
                           ) ss:
County of King             )

         I certify that I know or have satisfactory evidence that ____________________________ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the _______________________ of MICROSOFT CORPORATION to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.


Dated:
      ---------------



                                  ---------------------------------------------
                                  Notary Public

         [Seal or Stamp]
                                  ---------------------------------------------
                                                  [Printed Name]

                                  My appointment expires
                                                         ----------------------

                                                  DRAFT - Microsoft Confidential



-----------------          )
                           ) ss:
County of ________         )

         I certify that I know or have satisfactory evidence that ____________________________ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the ______________________ of StarTek Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.


Dated:
      ----------------



                                  ---------------------------------------------
                                  Notary Public

         [Seal or Stamp]
                                  ---------------------------------------------
                                                  [Printed Name]

                                  My appointment expires
                                                         ----------------------

                                                 DRAFT -- Microsoft Confidential

                                   EXHIBIT A


                            STARTEK PACIFIC, INC. *


                               STATEMENT OF WORK


                                 APRIL 3, 1998








                                   Ex. N - 1

                                                 DRAFT -- Microsoft Confidential


                               TABLE OF CONTENTS

SECTION                                                                      PAGE
--------                                                                     ----
1.     GENERAL      . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.1        Purpose & Requirement Scope . . . . . . . . . . . . . . . .  4
2.     SCOPE OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
3.     FORECASTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
3.1    * Rolling Forecast   . . . . . . . . . . . . . . . . . . . . . . . . .  4
3.2    Manufacturing Systems  . . . . . . . . . . . . . . . . . . . . . . . .  4
4.     PURCHASE ORDER PROCEDURES  . . . . . . . . . . . . . . . . . . . . . .  4
       4.1        Purchase Orders (PO)  . . . . . . . . . . . . . . . . . . .  4
       4.2        MLP Production Requirements . . . . . . . . . . . . . . . .  5
       4.3          . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
       4.4          . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
5.     FINISHED GOODS TRANSACTION REPORT &
       RECEIPTS     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
6.     PROCUREMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       6.1
       6.2        Pre-press Work, Engineering, & Die Charges  . . . . . . . .  7
7.     SUBCONTRACTING   . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
8.     PRINTING     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
8.1    Print and/or Procure   . . . . . . . . . . . . . . . . . . . . . . . .  7
8.2    Print Specifications   . . . . . . . . . . . . . . . . . . . . . . . .  7
8.3    Monitor & Order Artwork for Printing   . . . . . . . . . . . . . . . .  7
       8.3.1      Identify Components . . . . . . . . . . . . . . . . . . . .  7
       8.3.2      Track Components  . . . . . . . . . . . . . . . . . . . . .  7
       8.3.3      Monitor MS Artwork Release  . . . . . . . . . . . . . . . .  7
       8.3.4      * . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       8.3.5      Ordering of Film  . . . . . . . . . . . . . . . . . . . . .  8
8.4    Registration / License Card Printing   . . . . . . . . . . . . . . . .  8
8.5    CD Component Printing  . . . . . . . . . . . . . . . . . . . . . . . .  8
9.     DISK DUPLICATION   . . . . . . . . . . . . . . . . . . . . . . . . . .  8
9.1    Disk Duplication Capabilities  . . . . . . . . . . . . . . . . . . . .  8
9.2    Disk Duplication Quality Control   . . . . . . . . . . . . . . . . . .  8
9.3    Disk Duplication Processes   . . . . . . . . . . . . . . . . . . . . .  8
9.4    Virus Protection   . . . . . . . . . . . . . . . . . . . . . . . . . .  9
9.5    Diskette Quality   . . . . . . . . . . . . . . . . . . . . . . . . . .  9
9.6    Customer Master Disk Handling  . . . . . . . . . . . . . . . . . . . .  9
9.7    Disk Copy Protection and Serialization   . . . . . . . . . . . . . .   10
9.8    Disk Labeling and Collation  . . . . . . . . . . . . . . . . . . . .   10
       9.8.1    Label Images  . . . . . . . . . . . . . . . . . . . . . . .   10
       9.8.2    Label Printers  . . . . . . . . . . . . . . . . . . . . . .   10
       9.8.3    Labelers  . . . . . . . . . . . . . . . . . . . . . . . . .   10
       9.8.4    Collation . . . . . . . . . . . . . . . . . . . . . . . . .   10
10.    CD REPLICATION   . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       10.1     CD-ROM Production Processes . . . . . . . . . . . . . . . .   10
       10.2     CD Handling of CD-ROM Masters . . . . . . . . . . . . . . .   10
       10.3     * . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       10.4     CD-ROM Quality Control  . . . . . . . . . . . . . . . . . .   11
       10.5     CD Label Screen-Printing  . . . . . . . . . . . . . . . . .   11
       10.6     Product Identification / CD Key . . . . . . . . . . . . . .   11



                                   Ex. N - 2

                                                 DRAFT -- Microsoft Confidential


11.    PRODUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       11.1     Assembly Capability . . . . . . . . . . . . . . . . . . . .   11
       11.2     * and UPC Labels  . . . . . . . . . . . . . . . . . . . . .   11
       11.3     Shrink-Wrapping . . . . . . . . . . . . . . . . . . . . . .   11
       11.4     Assembly Quality  . . . . . . . . . . . . . . . . . . . . .   11
       11.5     Bundling  . . . . . . . . . . . . . . . . . . . . . . . . .   11
       11.6     Rework  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       11.7     Orders Requested Prior to Normal Lead-Time  . . . . . . . .   12
       11.8     Scrap Process . . . . . . . . . . . . . . . . . . . . . . .   12
12.    DELIVERY REQUIREMENTS  . . . . . . . . . . . . . . . . . . . . . . .   12
       12.1     Preparation . . . . . . . . . . . . . . . . . . . . . . . .   12
       12.2     Pallet Loading  . . . . . . . . . . . . . . . . . . . . . .   12
       12.3     Finished Goods Handling . . . . . . . . . . . . . . . . . .   12
       12.4     Advance Shipment Notification . . . . . . . . . . . . . . .   12
       12.5     Ship Direct . . . . . . . . . . . . . . . . . . . . . . . .   12
13.    REPORTING / COMMUNICATION REQUIREMENTS   . . . . . . . . . . . . . .   13
       13.1     Manufacturing Report  . . . . . . . . . . . . . . . . . . .   13
       13.2     Reporting . . . . . . . . . . . . . . . . . . . . . . . . .   13
14.    QUALITY    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       14.1     ISO Certification . . . . . . . . . . . . . . . . . . . . .   14
       14.2     Quality Records . . . . . . . . . . . . . . . . . . . . . .   14
       14.3     Audits and Corrective Actions . . . . . . . . . . . . . . .   14
       14.4     Security Lockout  . . . . . . . . . . . . . . . . . . . . .   14
       14.5     * . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       14.6     * . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
15.    CONFIGURATION MANAGEMENT   . . . . . . . . . . . . . . . . . . . . .   14
       15.1     BOM's and CAD's . . . . . . . . . . . . . . . . . . . . . .   14
       15.2     Changes to BOM's and CAD's  . . . . . . . . . . . . . . . .   15
       15.3     Configuration Record Retention  . . . . . . . . . . . . . .   15
16.    INFORMATION TECHNOLOGY   . . . . . . . . . . . . . . . . . . . . . .   15
       16.1     Infrastructure Requirements . . . . . . . . . . . . . . . .   15
       16.2     Electronic Data Interchange (EDI) . . . . . . . . . . . . .   15
       16.3     Technical Personnel . . . . . . . . . . . . . . . . . . . .   15
       16.4     Data Exchanges  . . . . . . . . . . . . . . . . . . . . . .   15
       16.5     System Alternatives . . . . . . . . . . . . . . . . . . . .   16
       16.6     * . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
17.    MANAGEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       17.1     Meetings and Reviews  . . . . . . . . . . . . . . . . . . .   16
       17.2     Piracy  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       17.3     Business Loss . . . . . . . . . . . . . . . . . . . . . . .   16
       17.4     Risk Management . . . . . . . . . . . . . . . . . . . . . .   16
       17.5     Metrics . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       17.6     Service Level Goals . . . . . . . . . . . . . . . . . . . .   16
18.    MICROSOFT GLOBAL SPECIFICATIONS  . . . . . . . . . . . . . . . . . .   17
19.    ATTACHMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
20.    COMMON MICROSOFT ACRONYMS  . . . . . . . . . . . . . . . . . . . . .   17





                                   Ex. N - 3

                                                 DRAFT -- Microsoft Confidential


                                   EXHIBIT A

                    STARTEK PACIFIC MFG. * STATEMENT OF WORK

For purposes of this Exhibit, "MS" shall mean Microsoft Corporation and "Company" shall mean StarTek Pacific, Inc.. All other capitalized terms not otherwise defined in this Exhibit shall have the same meaning as set forth in the Agreement to which this is an Exhibit.

1.     GENERAL:

       1.1    PURPOSE AND REQUIREMENT SCOPE:

This document describes the requirements that the Company must meet as a manufacturer and service provider to MS. The general requirements under this agreement are:

              1.1.1 Source and procure raw material in accordance with MS specifications.

              1.1.2 Build finished package product in accordance with MS specifications in the quantities ordered by MS pursuant to a Purchase Order.

              1.1.3 Make Finished Product Units available to a MS designated distribution center.

              1.1.4 Provide information regarding production and delivery as required.

2.     SCOPE OF BUSINESS:

       MS may elect to split the book of business between two or more companies.

3.     FORECASTS:

       3.1    * ROLLING FORECAST:

       MS will provide a * rolling forecast for * for all Products anticipated to be built by the Company. This forecast may be used by the Company at the Company's discretion for planning and procuring raw materials. MS may change the forecast up to the issuance of a purchase order with no penalty or responsibility for any raw materials, Product Components, or Product acquired/built to such forecast.

       3.2    MANUFACTURING SYSTEMS:

       The Company shall perform procurement, scheduling and manufacturing activities on their own manufacturing system(s). MS will not be responsible for providing the Company with any manufacturing system.

4.     PURCHASE ORDER PROCEDURES:

       4.1    PURCHASE ORDERS (PO):

       During the term of the Agreement, MS will issue a * Purchase Order (PO) for Finished Product Units to the Company on * for *. Each PO so issued shall require Finished Product Units to be prepared and ready for pick-up by the distribution center * from the PO issue date. The purchase order will include but not be limited to the SKU, quantity, price and required delivery date. MS may prioritize Products on the PO so Company will be able to build more urgent requirements first. The purchase order will officially authorize the Company to manufacture MS Products. MS accepts ownership and liability for raw materials and finished goods inventory that have been purchased and/or built in support of the weekly PO.





                                    Ex. N - 1

                                                 DRAFT -- Microsoft Confidential


       4.2 Once MS has issued a PO, MS may change the build requirements or issue engineering change notices (ECN) corresponding to that PO, but raw materials procured by the Company to fulfill such PO that are left unused will be the responsibility of MS. Company may charge MS for the storage of any such unused raw materials remaining in Company's warehouse * after fulfillment of the PO. MS will reimburse Company for the cost of such raw materials if they remain unused. In order to be reimbursed by MS, the Company must provide a raw material inventory age report for which MS owns liability upon expiration of the * holding period. In case of an ECN that stops and/or starts a component, the Company must notify MS of the related charges within * of the change order. Related charges will be tracked and reviewed at the *. This notification must include the MS ECN#, the component part number
              and the quantity that MS is liable for.   MS will determine and
              communicate in writing whether or not to scrap any raw material or finished goods and reimburse the Company accordingly.

MS intends to remit payment to the Company, * * for all Finished Product Units upon receipt of the advanced ship notice from the applicable *. All error-free invoices submitted by the Company will be paid within the payment terms of the
Agreement.   When invoice discrepancies are found, invoices will be immediately returned to the Company for correction and re-submittal. Corrected invoices submitted to MS must reflect a revised invoice date (not the original invoice date). It is in the Company's best interest to submit error free invoices to MS for prompt payment, as invoice errors will delay MS payment to the Company. Microsoft will make payments for services in US dollars. The dollars owed will be determined through an automatic regular adjustment from the * and the services rendered. *

5.     FINISHED GOODS TRANSACTION REPORT AND RECEIPTS:

       5.1 When production has been completed per the MS Purchase Order, the Company must notify DTV of the completed finished goods.

              5.1.1  The Company will send * build order report to the DTV.
                     When finished goods have been built, the Company will call the DTV by * to arrange for pick up by *. The DTV plans to scan the product into its system within * from pick up and send a receipt confirmation to MS and the Company by *.
                     The Company will review the receipt confirmation and resolve any discrepancies with the DTV within *.

              5.1.2 Company must notify MS immediately (*) of any inventory movements that may require inventory adjustments. Adjustments include but are not limited to quality issues, cycle count adjustments, first article sample, rework and site to site stock transfers.

6.     PROCUREMENT:

       6.1 Company will be responsible for procuring all raw materials for assembly. Raw materials procured must meet MS Global Quality specifications for full packaged Product. MS may at times designate 'Approved Subcontractors' for certain raw material components such as security components, third party pieces and hardware. MS may at times supply raw material to the Company. The Company will be notified of the approved subcontractors.
              (Please reference attachment 2).   All raw materials that the
              Company procures are subject to audit at the Company's Facility for adherence to MS Global Quality Standards for full packaged Product (*).

              6.2    PRE-PRESS WORK, ENGINEERING, AND DIE CHARGES:

These are costs associated with the output of electronic files to plate ready film, color separations, proofs prototype, die charges and are not to be calculated in the unit or component cost of the part. These are to be





                                    Ex. N - 2

                                                 DRAFT -- Microsoft Confidential



billed on a separate invoice to MS noting the MS part number to which the costs are related to. Costs associated with frequently performed services such as outputting post-script files for manual text, preparing provided film for plate imposition etc. shall be charged at the * (please reference attachment 3). Charges for other more non-standard goods and services above and beyond attachment 3 shall be billed *

7.     SUBCONTRACTING:

       Any references to subcontractors in this Exhibit shall be subject to the requirements for subcontractors set forth in the Agreement.

8.     PRINTING:

       8.1    PRINT AND/OR PROCURE:

Company must be capable of printing and/or procuring printed materials per MS provided specifications and in quantities to meet MS's finished goods production requirements.

       8.2    PRINT SPECIFICATIONS:

       Printed materials must meet the quality standards and specifications identified in MS Print Specifications and in the MS Quality Standards.
       *.  From time to time printed samples may be requested.   The Company
       must supply samples to MS upon request.

       8.3    MONITOR AND ORDER ARTWORK FOR PRINTING:

       It is the Company's responsibility to identify and track components requiring artwork, monitor MS artwork release report, and pull electronic files or order film-based components necessary to complete the finished goods build upon BOM availability on EDT.

              8.3.1  IDENTIFY COMPONENTS:

                     Company will receive a Bill of Materials (BOM) via
                     *. Company will review the MS BOM and determine whether or not artwork is needed

              8.3.2  TRACK COMPONENTS:

                     Company must have an internal mechanism to track outstanding artwork and receipt dates for film. The purpose of the tracking mechanism is to proactively monitor whether outstanding artwork will impact Product builds. It will also provide MS visibility to ensure that MS deliverables are on schedule for Product release.

              8.3.3  MONITOR MS ARTWORK RELEASE:

                     Company will receive a * report * . It is the Company's
                     responsibility to monitor the * .   This report notifies
                     the Company that the printed components have been released to manufacturing.

              8.3.4  PULLING ELECTRONIC FILES:

                     It is the Company's responsibility to pull the electronic files using Microsoft's Electronic Delivery Tool (EDT). Electronic files include: 1-2 color print components, print specifications, film order forms (see below) and software images.

              8.3.5  ORDERING FILM:

                     For film-based components (over 2 colors) it is the Company's responsibility to pull film order forms from EDT. Once the form is pulled, the Company completes all required information (film requirements, ship-to address, required delivery date and MS PO# etc.) and sends the film order * directly to the designated film house.





                                    Ex. N - 3

                                                 DRAFT -- Microsoft Confidential



                     On average the Company can expect to monitor approximately *. This activity will increase with MS new Product
                     releases.   Please reference artwork delivery and film
                     order process, (please reference attachment 4), and EDT system requirements (please reference attachment 5). Company (or their print subcontractor) must report all printed material discrepancies immediately to MS (*) using MS Discrepant Art Report form.

       8.4    REGISTRATION / LICENSE CARD PRINTING:

              Company shall have the capability to imprint or have printed product part numbers; product ID numbers or other MS identified information on MS registration cards and MS license agreements.

       8.5    CD COMPONENT PRINTING:

              Company shall have the capability to print or shall approve a subcontractor of supply of printed components included in CD-ROMs. These components shall consistently meet the quality requirements of MS CD ROM Quality Specifications (*). For ongoing business with MS the Company will access all required quality specifications using the Internet *.

9.     DISK DUPLICATION:

       Duplicated disks may be produced or procured by the Company, as set forth in the * PO.

       9.1     DISK DUPLICATION CAPABILITIES:

Company or Company's duplication subcontractor must be capable of duplicating diskettes in accordance with the requirements identified in MS Global Quality standards. Company or Company's duplication subcontractor duplication equipment must have the ability to control all aspects of the quality of the duplication process including image integrity, bit placement, window margin, and revolutions per minute (RPM) of the drive spindle.

       9.2    DISK DUPLICATION QUALITY CONTROL:

              Company or Company's duplication subcontractor must have an audit process in place consisting of a data interchange or second spindle verification as well as second image verification process. * shall be used to ensure that the proper image is being duplicated.

       9.3    DISK DUPLICATION PROCESSES:

              Company or Company's duplication subcontractor must have:

              9.3.1 A preventive maintenance program or backup subcontracting program in place capable of preventing disk-duplicating delays for finished goods production.

              9.3.2 A formal training program must be in place for all duplication operators and support personnel.



              9.3.3 A staff technically capable of supporting all of MS's duplication requirements within the weekly production variability range.

              9.3.4  A write and verify process for all duplicated Product.

              9.3.5 The capability to utilize MS * and other tools when necessary.

       9.4    VIRUS PREVENTION:

              To ensure that every possible avenue to prevent MS deliverable Product from being infected with a computer virus, Company shall implement the following:

              *





                                    Ex. N - 4

                                                 DRAFT -- Microsoft Confidential



       9.5    DISKETTE QUALITY:

              Company or Company's duplication subcontractor must perform quality checks on duplicated disks. Diskettes shall be duplicated and verified in accordance with the *. Company must be capable of tracking and reporting duplication performance data. Please reference quality-reporting requirements in attachment 6.

       9.6    CUSTOMER MASTER DISK HANDLING:

              Company or Company's duplication subcontractor must have the capability of receiving software master images *. Company or Company's duplication subcontractor shall ensure proper handling, storage, retrieval and control of the master disk(s) provided or created to ensure the integrity of the software images.

       9.7    DISK COPY PROTECTION AND *:

              Company or Company's duplication subcontractor disk duplication process must be capable of supporting disk copy protection and *.

       9.8    DISK LABELING AND COLLATION:

              9.8.1  LABEL IMAGES:

                     MS will provide all label images that will be *.

              9.8.2  LABEL PRINTERS:

                     Company or Company's duplication subcontractor shall print
                     *.

              9.8.3  LABELERS:

                     Company or Company's duplication subcontractor's labeling equipment and/or procedures shall be capable of consistently meeting or exceeding MS's label placement specification as described in the MS Quality Specifications *. For ongoing business with MS the Company will access all required quality specifications using the Internet *.

              9.8.4  COLLATION:

                     Company or Company's duplication subcontractor shall have sufficient and appropriate process equipment to seal collated disk sets into polyvinyl bags. Company is responsible for ensuring that collation process for diskettes meets *.

10.    CD REPLICATION:

       CD's may be produced or procured by Company, as set forth in the * PO. Company or Company's CD subcontractor shall have documented processes and appropriate equipment to effectively produce CD-ROM's and associated CD components which consistently meet or exceed the requirements of the MS Global Quality Specifications for CD ROM. Company or Company's CD subcontractor agrees to perform all required maintenance on the equipment at its own cost. Company or Company's CD subcontractor shall have a * to hold CD-ROMs and material until they can be rendered unusable or recycled. When Company produces or procures CDs, the following apply:

       10.1   CD-ROM PRODUCTION PROCESSES:

              Company or Company's CD subcontractor shall have documented processes for the following:

              10.1.1 A preventative maintenance program or backup
                     subcontracting program in place capable of preventing delays for finished goods production.

              10.1.2 A formal training program in place for all CD operations
                     (Premastering, Mastering, and Replication) and support personnel.





                                    Ex. N - 5

                                                 DRAFT -- Microsoft Confidential



              10.1.3 A staff technically capable of supporting all of MS's CD requirements within the * production variability range.

       10.2   CD HANDLING OF CD-ROM MASTERS:

              Company or Company's CD subcontractor shall have documented procedures in place, which ensure proper handling, storage, and retrieval of MS supplied CD master files.

       10.3   CD ANTI-PIRACY AND *:

              Company or Company's CD subcontractor shall be capable of supporting Anti-Piracy initiatives and * applicable to CD-ROMs upon MS request.

       10.4   CD-ROM QUALITY CONTROL:

              Company or Company's CD subcontractor shall have a documented verification process in place to ensure the integrity of the replicated CD-ROM matches the original supplied by MS. In addition, Company or Company's CD subcontractor of supply shall have documented and implemented processes to verify * which ensure compliance to MS Global Specifications. The Company will access all required quality specifications using the Internet *. Company or Company's CD subcontractor must be capable of tracking and reporting CD quality data to Ms (please reference attachment
              6).

       10.5   CD LABEL SCREEN PRINTING:

              Company or Company's CD subcontractor, should have a process to receive CD label images *. Process must be established to ensure the correct label image is applied to the correct CD title. Processes must prevent any CD's used in the setup of the print processes *.

     10.6       *.

11.    PRODUCTION:

       11.1   ASSEMBLY CAPABILITY:

              Company will establish and maintain an assembly process capable of producing sufficient quantities of Product that meet MS's Purchase Order requirements, or minimum capacity cotment, whichever is lower. If MS demand exceeds the Company's capacity and subcontracting is necessary to meet this demand, MS must be notified prior to proceeding with off-site builds. The MS Global Quality Specifications for full packaged Products as stated *.

       11.2   *:

              Company shall have the proper equipment to make * for retail products and shippers in accordance with MS specifications *.

       11.3   SHRINK-WRAPPING:

              Company shall be capable of shrink-wrapping all sizes of Products, including CDs, in accordance with MS Quality Standards
              *.

       11.4   ASSEMBLY QUALITY:

              Company shall perform in-process and final verifications of assembled Products to ensure compliance to the MS requirements and specifications (please reference attachment 7). The standards included in First Article Inspection Standards for Assembled Product (please reference attachment 8) will be used for initial build of each Product.

       11.5   BUNDLING:

              MS may notify the Company that a bundling operation is required and will provide Company with SKU number, quantity and specific bundling instructions. The Company shall provide the MS Vendor Account Manager (VAM) with a * for the bundling effort within * in sufficient detail to allow MS to perform an analysis of the major cost elements. The VAM will provide





                                    Ex. N - 6

                                                 DRAFT -- Microsoft Confidential



              the Company with written authorization to proceed at the *. The Company shall be responsible for bundling the Products in accordance with the MS provided bundling instructions and submitting an invoice to the VAM at the agreed upon price. The Company may be required to purchase finished goods and/or raw materials from other Companies to fulfill the bundling requirement(s).

       11.6   REWORK:

              MS may notify the Company that rework is required and will provide Company with SKU number, quantity and requested completion date. The Company shall provide the MS VAM with a * quotation for the rework effort within *, in sufficient detail to allow MS perform an analysis of the major cost elements. The VAM will provide the Company with written authorization to proceed at the *. The Company shall be responsible for reworking the Products in accordance with the MS BOM and submitting an invoice to the VAM at the*.

       11.7   ORDERS REQUESTED PRIOR TO NORMAL LEAD-TIME:

              There will be situations where MS will request orders to be built in less than the normal * lead-time. (Please reference section
              4.1 hereof). When MS requests such an order, the Company will reply with at least but not limited to *. This will give MS the opportunity to decide which option best suits the situation. These orders will be communicated to the Company by the MS VAM in situations where faster Product deliveries are required due to urgent customer requests. The MS VAM and Company shall mutually agree that the option taken is acceptable and the MS VAM will provide authorization to proceed.

       11.8   SCRAP PROCESS:

              Subcontractor must have written authorization from MS VAM prior to scrapping and/or disposing of MS finished goods or components (please reference attachment 9).

12.    DELIVERY REQUIREMENTS:

       12.1   PREPARATION:

              The Company is responsible for making the Finished Product Units ready for pick-up by the Distribution Center. This preparation includes ensuring that finished goods are correctly palletized, shrink-wrapped and ready for transit to the Distribution Center.

       12.2   PALLET LOADING:

              The Company shall adhere to the MS Global specifications for pallet configuration specifications when stacking Product.

       12.3   FINISHED GOODS HANDLING:

              The Company shall have proper handling procedures for finished goods to prevent loss of damage between assembly and pick-up by the Distribution Center.

       12.4   ADVANCE SHIPMENT NOTIFICATION:

              The Company is responsible for providing an * to the Distribution Center as soon as shipment is ready for pick-up.

       12.5   SHIP DIRECT:

              On occasion, the manufacturing supplier will be requested to prepare Product for direct shipment to the distributor. MS designated carrier will pick up Product for direct shipment. The Company will invoice upon shipment. Upon doing any direct shipment, company will provide MS with electronic notification containing all relevant shipment information.





                                    Ex. N - 7

                                                 DRAFT -- Microsoft Confidential



13.    REPORTING / COMMUNICATION REQUIREMENTS:

       13.1   MANUFACTURING REPORT:

              The Company shall proactively alert MS to any orders that will not be completed within the committed lead-time of *. Once identified, the Company shall provide MS with a * report, as defined by MS, which includes; *. This report may also include
              * and the *. The Company must also be able to track and report quality data to MS (please reference attachment 1).

       13.2   REPORTING:

              Company Provides:

              o      * of finished goods available to ship to DTV-daily.

              o      Damaged Product Reports - as needed.

              o      Quality Records - for the term of this agreement.

              o      Non-Disclosure Agreements (NDA's) with outsourced vendors.

              o      * build report (as defined in section 13.1)  -  *

              o      MLP report (as defined in section 4.2) - *

              o      Invoices to VAM's - *

              o      Aged raw material report (MS owns liability)  - *

              o      * reporting - *  Will be included on pricing tool
                            spreadsheet (see attachment 6

              o      Media Quality reporting - *

              o      Corrective Action reporting

              o      ECN start/stop (related charges) - *

              o      Scrap - Certificate of Destruction for scrap on request.

              MS Provides:

              o      Purchase order- *

              o      *  rolling forecast - *

              o      Rework Procedures - as required

              o      Obsolete Inventory & Scrapping Procedures - as required

              o      Approved Subcontractors (TDLR, "CD sources") See
                            attachment 2

              o      BOM's - as required

              o      ECN's - as required





                                    Ex. N - 8

                                                 DRAFT -- Microsoft Confidential



       o             Artwork Release Notification - as required

       o             Quality Web Site

       o

       o             CORE update-QBR

14.    QUALITY:

       14.1   ISO CERTIFICATION:

              Company shall remain ISO certified during the period of the Agreement.

       14.2   QUALITY RECORDS:

              Company shall maintain records of inspection, repairs, reworks and tests for the term of the Agreement. Records shall be made available to MS upon request

       14.3   *:__

       14.4   *:

       14.5   *:__

15.    CONFIGURATION MANAGEMENT:

       15.1   BOM'S AND CAD'S:

              Company will use MS supplied Bill of Materials (BOM's) and CAD's as a reference to ensure proper assembly of Product as specified in MS Global Quality Specifications *.

       15.2   CHANGES TO BOM'S AND CAD'S:

              All changes to the configuration of Products will be managed through the MS Configuration group. MS generates approximately *. The Company must manage all resulting changes to Bills of Material accordingly. Company may make no changes to Product configuration or content without written authorization from MS, however, Company is encouraged to suggest changes that lower costs or in other ways improve processes or the Product. Any discrepancies between MS's BOM, CAD or Kit and Company's BOM shall be resolved prior to each build.

       15.2   * RECORD RETENTION:

              Company shall maintain records of * used to assemble Product for the term of the Agreement. All records will be made available to MS upon request.

16.    INFORMATION TECHNOLOGY:

       16.1   INFRASTRUCTURE REQUIREMENTS:

              The Company Facility shall have an infrastructure capable of supporting a variety of data communications required to Manufacture Product. This includes the ability to connect to MS's external network. External network connections will be used to transfer information about Product builds.

       16.2   *:__

    16.3  TECHNICAL PERSONNEL:

              The information technology requirements outlined above are deemed mission critical. The Company shall have in-house or readily available technical support at the Company's primary facility. These Company personnel will work with MS personnel to ensure that the site is properly set up to communicate with MS. MS will work with the Company to establish





                                    Ex. N - 9

                                                 DRAFT -- Microsoft Confidential



              competency with any non-commercially available MS-specific software that may be used in the operation. Company will be responsible for on-going training of replacement or additional personnel used to support the operation.

       16.4   DATA EXCHANGES:

              Data exchanges will be required throughout the term of the Agreement. Exchanges will occur primarily through * and may include, but are not be limited to, exchange of * and routine information required to Manufacture Product *

       16.5   SYSTEM ALTERNATIVES:

              MS may wish to employ any or all of the following system alternatives:

              *

       16.6   *:

17. MANAGEMENT:

       17.1   MEETINGS AND REVIEWS:

              Company will meet with designated MS team members on a * basis during contract implementation period and at least * thereafter for * business reviews. These meetings will include a Company performance review, pricing reviews, continuous improvement projects, management status reviews, cost reduction initiatives and other operational areas and issues. * may be held at Company's facility, MS's facility or by video teleconference
              (VTC).

       17.2   RISK MANAGEMENT:

              Comprehensive Outsource Risk Evaluation (C.O.R.E) is a MS tool which is used to assess the Company's performance and ability to meet or exceed MS customers expectations. Company will agree to participate in a risk management program to ensure Product availability. STARTEK PACIFIC will on occasion be requested to provide information that will be used as input to the C.O.R.E. tool. MS will share the results of the C.O.R.E. at the QBR.

       17.3   METRICS:

                      Goal = *

    Number of actual units completed on or before the p.o. due date, divided by total number of units ordered

                      Goal = *

    Number of lines completed at * on or before the p.o. due date, divided by total number of lines on the p.o. .

    (NOTE:  Lines with orders exceeding * count as completed if filled at * or
    greater.   Lines with order quantities of less than *  need to be filled at *).

    EXAMPLE:  If you have a PO for * for * each, and *lines shipped the *
    units, but the * shipped * units only - the  Unit Fill Rate = *)   Line
    Fill rate = *). No credit would be given for the *. If * lines out of the * lines shipped * units = Line Item Fill Rate = *.

    OPPM
    ----

              APPLIES TO FUNCTIONAL ERRORS ONLY.  GOAL:  *





                                   Ex. N - 10

                                                 DRAFT -- Microsoft Confidential


18.      MICROSOFT GLOBAL SPECIFICATIONS:

         18.1 Microsoft Global Specifications for Retail Full Packaged Products include Workmanship and Engineering Specifications. For ongoing business with MS, the selected Company(s) will access all required quality specifications using the Internet *. Changes to
              * will be communicated monthly to the Company and as major revisions occur.

19.      ATTACHMENTS:

         The following MS documents, which may be modified by MS from time to time, are hereby incorporated as part of this SOW:

               --------------- ---------------------------------------------
                 ATTACHMENT                        ATTACHMENT
                   NUMBER                             NAME
               --------------- ---------------------------------------------
               1               * Build Report
               --------------- ---------------------------------------------
               2               MS Sub-contractors: Approved * Suppliers
               --------------- ---------------------------------------------
               3               Pre-press Pricing
               --------------- ---------------------------------------------
               4               Artwork Pull & Film Order Form
               --------------- ---------------------------------------------
               6                Pricing Tool Spreadsheet
               --------------- ---------------------------------------------
               5               Destruction / Scrap Procedures
               --------------- ---------------------------------------------

20.      COMMON MICROSOFT ACRONYMS:

                   o   ASAP    As soon as possible
                   o   BOM     Bill of Materials
                   o   CAD     Computer Aided Drawing
                   o   COGS    Cost of Goods Sold
                   o   CSP     Customer Service Pack's
                   o   DC      Distribution Center
                   o   DMF     Distributed Media Format
                   o   *
                   o   ECD     Engineering Change Date
                   o   ECN     Engineering Change Notice
                   o   ECR     Engineering Change Request
                   o   EDI     Electronic Data Interchange
                   o   EDT     Electronic Delivery Tool
                   o   FINOPS  Financial Operations
                   o   ISO     International Organization of Standards
                   o   ITG     Microsoft Information Technology Group
                   o   MLP     Microsoft License Pack's
                   o   MS      Microsoft
                   o   *
                   o   NDA     Non-Disclosure Agreement
                   o   PDM     Product Data Manager
                   o   PID     Product Identifier
                   o   PO      Purchase Order
                   o   PST     Pacific Standard Time
                   o   QBR     Quarterly Business Review
                   o   RMA     Returned Merchandise Authorization
                   o   SOW     Statement of Work
                   o   UPC     Universal Product Code
                   o   VAM     Vendor Account Manager




                                   Ex. N - 11

                                                 DRAFT -- Microsoft Confidential



                                  Attachment 1




                                   Ex. N - 12

                                                 DRAFT -- Microsoft Confidential



                                    EXHIBIT B

                             PRICE AND PAYMENT TERMS

                 PRICE AND PAYMENT TERMS FOR PRODUCT COMPONENTS

         1. During the term of this Agreement, MS will issue * Purchase Orders (P.O.'s) for Product Components to StarTek on *. Each P.O. so issued shall require delivery of the Product Components within * days of the P.O. date. If assembly services are also ordered (see Exhibit C) as part of the P.O., each P.O. so issued shall require delivery of the Product Components so ordered as part of the finished Products within * days of the P.O. date. All receipts to the P.O. entered by the Shipping Location by close of business * will be paid via the * process, which will result in the issuance of a check within * of receipt at the Shipping Location.

         2. For each P.O. issued under this Agreement for Product Components, MS agrees to pay Starpak a per Product Component price (e.g., per each Jewel Case Component ordered) to be calculated as follows:

           Per Product Component Price  =     *


         3.  *

         Definitions:

         *

         3. Starpak may be required to produce Product Components for new MS Product SKUs at any time during the term of this Agreement. Pricing for any such Product Components will be determined by using the formula set forth in Section 2 above. Starpak agrees to make all reasonable effort to provide MS with Product Component pricing for new MS Product SKUs within * hours of receiving the MS Product SKU specification and BOM information from MS.

         4. From time to time BOM changes occur that may add or delete components from the MS Product SKU. These additions or deletions to the MS Product * shall be reflected accordingly in the material and labor *.



                                   Ex. N - 13

                                                 DRAFT -- Microsoft Confidential



                  PRICE AND PAYMENT TERMS FOR ASSEMBLY SERVICES

         1. If assembly services are ordered as part of the P.O., each P.O. so issued shall require delivery of the finished Products within * of the P.O. date. Starpak will build and ship according to the Shipping Location. All receipts to the P.O. entered by the Shipping Location by close of business * will be paid via the *, which will result in the issuance of a check within * days of delivery to the Shipping Location.

         2. For the assembly of the Product CD ROMs, Disk Set Component, Jewel Case Component, and the Assembled Box Component into a finished Product including shrink-wrap, MS agrees to pay Starpak for materials and labor on a * for each Unit Delivered to be calculated as follows:

            *

3. For materials and labor incurred to prepare the products for shipping, MS agrees to pay Starpak the following *, as part of its freight costs, as applicable:

            *

         3. Starpak may be required to produce Product Components for new MS Product SKUs at any time during the term of this Agreement. Pricing for any such Product Components will be determined by using the formula set forth in Section 2 above. Starpak agrees to make all reasonable effort to provide MS with Product Component pricing for new MS Product SKUs within * of receiving the MS Product SKU specification and BOM information from MS.

         4. From time to time BOM changes occur that may add or delete components from the *. These additions or deletions to the * shall be reflected accordingly in the material and labor *.




                                   Ex. N - 14

                                                 DRAFT -- Microsoft Confidential


                                    EXHIBIT C

                                    INSURANCE

This Exhibit "C" is a continuation of that certain Manufacturing Agreement dated _______________ between MICROSOFT CORPORATION ("Microsoft") and StarTek Inc. ("STARTEK"). Capitalized terms not otherwise defined in this Exhibit shall have the same meaning as set forth in the Agreement to which this document is an Exhibit.

1.    INSURANCE

Prior to the commencement of the work to be performed hereunder and throughout the entire period of performance by STARTEK, STARTEK shall procure and maintain insurance coverage as will reasonably respond to claims and liabilities that STARTEK may encounter in the course of its business. Such insurance shall be in a form and with insurers acceptable to Microsoft, and shall comply with the following minimum requirements:

         1.1 INSURANCE FOR LOSS OR DAMAGE TO PROPERTY. STARTEK shall maintain policies of insurance covering loss or damage to Products and any Microsoft property in its possession or control, including but not limited to loss or damage that results from the fraudulent, dishonest, or criminal acts of STARTEK, its subcontractors, or employees of STARTEK and its subcontractors. Such policies shall be written with insurers and on policy forms reasonably acceptable to Microsoft and shall provide limits adequate to cover the full value of Product(s) at risk, and proceeds of such policies shall be payable in
* United States currency (USD). STARTEK shall cause its insurers to endorse the policies as follows:

         a) Microsoft shall be named as loss payee to the extent of Microsoft's interest in Product(s),

         b) coverage provided by the policy shall be primary to and not contributory with coverage maintained by Microsoft,

         c)  rights of subrogation against Microsoft are to be waived, and

         d) such policy may not be canceled or materially altered to the detriment of Microsoft without * advance notice to Microsoft.

Coverage under this policy shall provide the broadest protection available at reasonable cost.

Upon request STARTEK shall provide Microsoft with a current certificate of insurance and certified copies of policy endorsements evidencing compliance with the requirements set forth in this section.

         1.2 COMPREHENSIVE GENERAL LIABILITY. STARTEK shall obtain and maintain a policy of "general", "public", or "commercial" liability insurance written on an "occurrence form" with limits of not less than * each occurrence for bodily injury and property damage. The policy shall provide coverage for worldwide defense, premises and operations, contractual liability (including specifically the insurable contractual liability assumed in this Agreement), and products and completed operations.

         STARTEK shall also obtain and maintain a policy of "general", "public", or "commercial" liability insurance written on an "occurrence form" with limits of not less than * each occurrence for bodily injury and property damage. Such policy shall provide coverage for defense, premises and operations, contractual liability (including specifically the insurable contractual liability assumed in this Agreement), and products and completed operations.

         1.3 WORKERS' COMPENSATION. STARTEK shall at all times comply to the full extent with the Worker's Compensation Act of 1985, reenactments thereof, and any regulations made thereunder.



                                   Ex. N - 15

                                                 DRAFT -- Microsoft Confidential


         1.4 EMPLOYERS LIABILITY. STARTEK, in addition to complying with the provisions of section 1.3 above, shall maintain coverage for employers liability with a policy limit of not less than *.

         1.5 CERTIFICATES OF INSURANCE. Upon request by Microsoft, STARTEK shall provide to Microsoft certificates of insurance evidencing full compliance with the insurance requirements contained herein. Such certificates shall be kept current throughout the entire period of performance, and shall provide for at least *advance notice to Microsoft if the coverage is to be canceled or materially altered so as not to comply with the foregoing requirements.

         FAILURE BY STARTEK, TO FURNISH CERTIFICATES OF INSURANCE OR FAILURE BY MICROSOFT TO REQUEST SAME SHALL NOT CONSTITUTE A WAIVER BY MICROSOFT OF THE INSURANCE REQUIREMENTS SET FORTH HEREIN. IN THE EVENT OF SUCH FAILURE ON THE PART OF STARTEK OR ITS SUBCONTRACTORS TO PROVIDE THE CERTIFICATES AS REQUIRED HEREIN, MICROSOFT EXPRESSLY RESERVES THE RIGHT TO ENFORCE THESE REQUIREMENTS, AND IN THE EVENT OF LIABILITY OR EXPENSE INCURRED BY MICROSOFT AS A RESULT OF SUCH FAILURE BY STARTEK OR ANY SUBCONTRACTOR, STARTEK HEREBY AGREES TO INDEMNIFY MICROSOFT FOR ALL LIABILITY AND EXPENSE (INCLUDING REASONABLE ATTORNEY'S FEES AND EXPENSES ASSOCIATED WITH ESTABLISHING THE RIGHT TO INDEMNITY), INCURRED BY MICROSOFT AS A RESULT OF SUCH FAILURE BY STARTEK OR ITS SUBCONTRACTORS.



                                   Ex. N - 16

                                                 DRAFT -- Microsoft Confidential

                                    EXHIBIT D

                            REQUIRED TAX INFORMATION

During the term of this Agreement, StarTek agrees to provide Microsoft with such information, as mutually agreed upon between the parties, that Microsoft determines necessary for tax compliance and statutory reporting purposes. Such information shall include, but may not be limited to the following:

         A listing of all transactions, showing for each invoice:

         - Invoice Number

         - Date of Invoice

         - Purchase Order Number(s)

         - Total Charges Before *

         - *

         - Total Amount Due

The data provided in electronic format should agree with the information shown on actual invoices issued to Microsoft.

If there are any transactions that are exempt from *, such transactions should be reported separately (but the information required will still be listed as set forth above, except that the * will be *).



                                   Ex. N - 17

                                                 DRAFT -- Microsoft Confidential


                                    EXHIBIT E

                           APPROVED SUBCONTRACTOR LIST



                                   Ex. N - 18